April 21, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX 1-310-966-9494

Victor J. Coleman
President, Chief Operating Officer and Director
Arden Realty Limited Partnership
11601 Wilshire Boulevard, Fourth Floor
Los Angeles, CA 90025

RE:	Arden Realty Limited Partnership
	Form 10-K for the year ended December 31, 2004

Dear Mr. Coleman:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


Cicely Luckey
Accounting Branch Chief